Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 28, 2024 (except for the reverse stock split described in Note 1, as to which the date is January 27, 2025), with respect to the consolidated financial statements of Quantum Corporation included in the Current Report on Form 8-K dated April 16, 2025, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Bellevue, Washington
April 18, 2025